(e)(1)(ii)

August 16, 2010

Michael J. Roland

Executive Vice President

ING Funds Distributor, LLC

7337 E. Doubletree Ranch Road

Scottsdale, AZ 85258

Dear Mr. Roland:

Pursuant to the Underwriting Agreement dated September 23, 2002, as amended, between ING Funds Trust and ING Funds Distributor, LLC (the “Agreement”) we hereby notify you of our intention to retain you as Underwriter to render underwriting services to ING Floating Rate Fund (the “Fund”), a newly established series of ING Funds Trust, effective on or about August 16, 2010, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the above-mentioned Fund to Amended Schedule A of the Agreement. The Amended Schedule A is attached hereto.

Please signify your acceptance to act as Underwriter under the Agreement with respect to the aforementioned Fund by signing below where indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Funds Trust

ACCEPTED AND AGREED TO: ING Funds Distributor, LLC

By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Funds Trust
Scottsdale, AZ 85258-2034	Fax: 480-477-2700
www.ingfunds.com

AMENDED SCHEDULE A

with respect to the

UNDERWRITING AGREEMENT

between

ING FUNDS TRUST

and

ING FUNDS DISTRIBUTOR, LLC

Name of Fund

ING Classic Money Market Fund

ING Floating Rate Fund

ING GNMA Income Fund

ING High Yield Bond Fund

ING Institutional Prime Money Market Fund

ING Intermediate Bond Fund